FIRST AMENDMENT TO RIGHTS AGREEMENT


            THIS AMENDMENT (this "Amendment"), dated as of May 31, 1998, to the Rights Agreement, dated as of January 26, 1990 (the "Rights Agreement"), by and between Monsanto Company, a Delaware corporation (the "Company"), and First Chicago Trust Company of New York (as successor to The First National Bank of Boston), as Rights Agent (the "Rights Agent").

                                 R E C I T A L S
                                 ---------------

            A. The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement.

            B. Pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof.

            C. The Company proposed to enter into an Agreement and Plan of Merger, dated as of May 31, 1998 (as it may be further amended or supplemented from time to time, the "Merger Agreement") among American Home Products Corporation ("Parent"), MA Sub, Inc. ("Sub") and the Company, pursuant to which Sub will be merged with and into the Company (the "Merger").

             D. The Merger Agreement contemplates that the Company will amend the Rights Agreement to the extent necessary to provide that the approval, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby will not

(i) cause Parent, Sub or any of their Affiliates and Associates to become an Acquiring Person or (ii) cause the occurrence of a Share Acquisition Date or Distribution Date or otherwise cause such Rights to separate from the underlying Common Stock or give such holders the right to acquire securities of any party thereto.

            E. The Board of Directors has determined that it is in the best interest of the Company and its shareholders to amend the Rights Agreement to exempt the Merger and the Merger Agreement, and all of the transactions contemplated thereby, from the application of the Rights Agreement.

                                A G R E E M E N T
                                -----------------

            NOW, THEREFORE, the Company hereby amends the Rights Agreement effective as of the Effective Time of the Merger as follows:

            1. Section 1(a) of the Rights Agreement is hereby modified and amended by adding the following proviso at the end thereof:

                  "; provided, further, that neither American Home Products Corporation, a Delaware corporation ("Parent"), MA Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), nor any of their Affiliates or Associates shall be deemed to be an Acquiring Person by virtue of the approval, execution or delivery of the Agreement and Plan of Merger dated as of May 31, 1998, as may be amended from time to time, among Parent, Sub and the Company (the "Merger Agreement") or the consummation of the transactions contemplated thereby.















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

            2. Section 7(a) of the Rights Agreement is hereby modified and amended to change the reference to "February 5, 2000" to "February 5, 2000, or, if earlier, immediately prior to the consummation of the merger of Sub with and into the Company as contemplated by and in accordance with the Merger Agreement," it being agreed that February 5, 2000 or, if applicable, such earlier date, shall for all purposes of the Rights Agreement be deemed to be the "Final Expiration Date."

            3. The Rights Agreement is hereby further modified and amended by adding a new Section 34 to the end thereof to read in its entirety as follows:

                  "Section 34. Merger Agreement with Parent. Notwithstanding any other provision of this Rights Agreement, as amended by this Amendment, neither the approval, execution or delivery of the Merger Agreement nor the consummation of the transactions contemplated thereby is or shall be deemed to be an event described in Section 11(a)(ii) or Section 13 hereof, nor will such performance or consummation result in the occurrence of a Share Acquisition Date, a Distribution Date or any other separation of the Rights from the underlying Common Shares, nor entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of Rights, including giving the holders of the Rights the right to acquire securities of any party to the Merger Agreement."


            4. This Amendment shall become effective as of the date of the Merger Agreement. If the Merger Agreement is terminated without the Effective Time (as defined in the Merger Agreement) having occurred, this Amendment shall be null and void.

            5. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with


















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

the laws of such State applicable to contracts to be made and performed entirely within such State.

            6. This Amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

            7. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

            8. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.



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


             IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the day and year first written above.

Attest:                                   MONSANTO COMPANY
------


   By:  /s/ Eric R. Fencl                     By:  /s/ Barbara L. Blackford
      --------------------------                 --------------------------
      Name: Eric R. Fencl                        Name: Barbara L. Blackford
      Title: Assistant Secretary                 Title: Assistant Secretary



Attest:                                   FIRST CHICAGO TRUST COMPANY OF
------                                    NEW YORK




   By:  /s/ David L. Cohn                     By:  /s/ Joanne Gorostiola
      ------------------------------             ------------------------------
      Name: David L. Cohn                        Name: Joanne Gorostiola
      Title: Customer Service Officer            Title: Assistant Vice President














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